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                                                                    EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
D&K Healthcare Resources, Inc.:


         We consent to the use of our report dated August 6, 2004, with respect to the consolidated balance sheets of D&K Healthcare Resources, Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


Our report refers to a change in accounting for goodwill and intangible assets.


/s/  KPMG LLP
St. Louis, Missouri
November 17, 2004